Exhibit 99

News Release

Contact:
James M. Sullivan
Executive Vice President and Chief Financial Officer
414-319-8509

JOY GLOBAL INC. ANNOUNCES SECOND QUARTER
FISCAL 2013 OPERATING RESULTS

Milwaukee, WI – May 30, 2013 – Joy Global Inc. (NYSE: JOY), a worldwide leader in high-productivity mining solutions, today reported second quarter fiscal 2013 results.

Net sales in the second quarter were $1.4 billion compared to $1.5 billion for the same period last year.  Operating income was $279 million or 20.5 percent of sales in the second quarter of 2013, compared to operating income of $333 million or 21.6 percent of sales in the second quarter of 2012.  Income from continuing operations was $182 million or $1.69 per fully diluted share including restructuring charges, compared to $218 million or $2.04 per fully diluted share in 2012.  Second quarter bookings decreased 8 percent to $1.1 billion in fiscal 2013 compared to the second quarter of last year, but increased 10 percent sequentially over the first quarter of this year.

Second Quarter Operating Results

“This quarter again reflected strong execution against continued market headwinds,” said Mike Sutherlin, President and Chief Executive Officer.  “Revenues were down 12 percent, in line with expectations, and operating profit margin remained strong at nearly 21 percent due to operational efficiencies and cost reduction efforts.  Our original equipment order stream included a longwall system for U.S. coal and, as expected, our aftermarket orders improved sequentially.  Even though the overall order rate continues to reflect soft market conditions, the base order rate, before major projects, has been consistent over the last five quarters.  We see this as providing market stability until the current commodity supply surplus is worked off.”

Bookings - (in millions)

	Quarter Ended
	April 26,	April 27,	%
	2013	2012	Change

Underground Mining Machinery	$711.6	$662.3	7.5%
Surface Mining Equipment	446.9	620.0	(27.9)%
Eliminations	(29.7)	(50.9)

Total Bookings	$1,128.8	$1,231.4	(8.3)%

Total bookings decreased 8 percent from last year to $1.1 billion in the second quarter of fiscal 2013.  Original equipment orders increased 2 percent while aftermarket orders declined 15 percent when compared to the prior year period.  The stronger U.S. dollar reduced current quarter bookings by $44 million compared to the second quarter of last year, accounting for nearly half of the total decline.  On a sequential basis, current year second quarter original equipment and aftermarket bookings each increased 10 percent from the first quarter of this year.

Bookings for underground mining machinery increased 8 percent in comparison to last year’s second quarter.  Original equipment orders increased 51 percent compared to the second quarter of last year, due to a longwall system order sold into the U.S.  Aftermarket orders decreased 20 percent, with declines in all regions except Africa.  Orders for underground mining machinery were negatively impacted by foreign exchange of $30 million compared to the second quarter of last year.

Bookings for surface mining equipment were down 28 percent.  Original equipment orders were down 57 percent from the second quarter of last year, while aftermarket bookings decreased 9 percent.  Original equipment orders received in the current quarter were in North America, South America, Eurasia and Africa for copper, coal, iron ore and gold mines.  Stronger aftermarket orders in Africa, China and Eurasia were more than offset by reductions in North America and Australia.  Current quarter surface orders for original equipment and aftermarket were negatively impacted by foreign exchange of $14 million.

Backlog at the end of the second quarter was $2.2 billion compared to $2.4 billion at the beginning of the second quarter.

Net Sales - (in millions)

	Quarter Ended
	April 26,	April 27,	%
	2013	2012	Change

Underground Mining Machinery	$681.9	$886.6	(23.1)%
Surface Mining Equipment	712.8	692.3	3.0%
Eliminations	(34.3)	(37.8)

Total Net Sales	$1,360.4	$1,541.1	(11.7)%

Net sales decreased 12 percent from a year ago to $1.4 billion in the second quarter.  Original equipment sales decreased 16 percent and aftermarket sales decreased 8 percent compared to the prior year period.  Changes in foreign exchange rates decreased net sales by $21 million in the second quarter compared to the year ago period.

Net sales of underground mining machinery declined 23 percent in the second quarter compared to a year ago.  Original equipment sales decreased 33 percent and aftermarket sales declined 13 percent from the prior second quarter.  The original equipment sales decline was driven by a soft U.S. coal market and lower shipments in China and Eurasia.  Aftermarket sales were down in all regions except China.

Net sales of surface mining equipment were 3 percent higher than the same period last year.  Original equipment sales increased 9 percent while aftermarket sales declined 2 percent.  Original equipment sales were led by strong sales into South America and Africa.  Lower aftermarket sales in China and Australia were partially offset by increases in all other regions compared to the prior year period.

Operating Profit - (in millions)

	Quarter Ended
	April 26,	April 27,	Return on Sales
	2013	2012	2013	2012

Underground Mining Machinery	$142.9	$219.3	21.0%	24.7%
Surface Mining Equipment	165.6	161.3	23.2%	23.3%
Corporate Expenses	(16.5)	(13.9)
Eliminations	(7.6)	(8.4)
Subtotal, Before Unusual Items	284.4	358.3	20.9%	23.2%

Restructuring charges	(5.6)	-
Excess Purchase Accounting	-	(23.1)
Acquisition Costs	(0.2)	(1.8)

Total Operating Profit	$278.6	$333.4	20.5%	21.6%

Operating profit for the second quarter of fiscal 2013 totaled $279 million compared to $333 million in the second quarter of fiscal 2012.  Excluding the unusual items listed in the table above, operating profit totaled $284 million in the current second quarter compared to $358 million in the prior period quarter and return on sales before unusual items was 21 percent in the current quarter compared to 23 percent in the second quarter of 2012.  Restructuring activities continued in the quarter to align the company’s cost structure with anticipated demand.

Earnings Per Share Reconciliation

	Quarter Ended
	April 26, 2013		April 27, 2012
	Dollars	Fully	Dollars	Fully
	in millions	Diluted EPS	in millions	Diluted EPS
Operating Profit	$278.6		$333.4
Interest expense, net	15.2		17.1
Income tax expense	81.6		98.4

Income from continuing operations, attributable to Joy Global Inc., as reported	181.8	$1.69	217.9	$2.04

Add:
Excess purchase accounting, net of tax	-	-	18.7	0.18
Acquisition costs, net of tax	0.1	-	1.8	0.01
Restructuring charges, net of tax	3.9	0.04	-	-

Income from continuing operations attributable to Joy Global Inc., before acquisition activities and unusual items	$185.8	$1.73	$238.4	$2.23

Fully diluted earnings per share for the second quarter of fiscal 2013 totaled $1.69 compared to $2.04 in the second quarter of fiscal 2012.  Excluding unusual items, fully diluted earnings per share in the current quarter totaled $1.73 compared to $2.23 in the prior year quarter.

The effective income tax rate was 31.0 percent in the current quarter compared to 31.1 percent in the second quarter of 2012.

Cash provided by continuing operations was $1 million in the second quarter of fiscal 2013, compared to $111 million in the prior year second quarter.  The decrease in cash provided by continuing operations during the second quarter was primarily due to the timing of income tax payments, an increase in accounts receivable and a reduction in advance payments resulting from a decline in original equipment order activity.  These decreases were partially offset by a reduction in inventory.

Capital expenditures were $32 million in the second quarter of fiscal 2013, compared to $65 million in the prior year second quarter.  Growth related investments in both periods were focused on manufacturing capacity additions in emerging markets and global aftermarket service infrastructure.

Market Outlook

A sluggish recovery in the U.S., lingering economic contraction in the Eurozone, and weaker than expected recovery in China continue to slow the growth of global commodity demand.  These trends have been characteristic of the market for the past several quarters and are reflected in our incoming order rate over that same period.  That order rate has been relatively stable, but we wait for a catalyst to accelerate demand.

The U.S. coal market was the first to correct. Those corrections are mostly completed, and demand for coal-fueled power generation is improving.  Fuel switching has reversed from natural gas to coal and U.S. electricity generation is now relying on coal for 40 percent of its fuel supply.  As a result, coal demand increased for the first time since 2011, with demand up compared to last year in each of the last five months.   Although the Powder River Basin was the main benefactor as natural gas prices moved up through the $3.00 range, most of the incremental coal burn above $4.00 will come from the Illinois Basin and Northern Appalachia as switching moves east to power plants that are already burning bituminous coal.  Total power sector demand for coal is expected to rise as much as 10 percent this year and another 5 percent in 2014.  Production increases will lag due to stockpile depletion and lower export volumes.  Coal stockpiles are at 174 million tons, and are expected to return to normal levels of 150 million tons by year end.  U.S. exports are running ahead of last year, but should moderate in the second half. Exports will be down from last year, but still at a historically high level above 100 million tons.

China’s economy has not been able to get traction and continued slowing has reduced the demand for coal.  Electricity demand is growing at only half the rate of prior years, reflecting a significant deceleration in the economy.  Coal demand is expected to slow to a 5 percent growth rate, compared to over 7 percent average growth over the last five years.  Compounding this, domestic production continued to increase and has created high levels of stockpiled coal.  Maintenance on the rail system to the port of Qinhuangdao limited domestic shipments and opened the door to imports in the first quarter, which were at record levels of 80 million tonnes.  The rail line has since reopened, and imports are expected to normalize and provide some relief to domestic supply.  However, excess capacity in both the China domestic market and the seaborne market will have to compete for lower demand growth in China.  Spot prices at Newcastle have stayed around $90 a tonne, and China domestic prices are down as much as 20 percent this year.  Both are below the industry’s marginal cost, and some capacity will have to come off line to balance the market.

India’s coal imports reached 135 million tonnes during the 2012/13 financial year that ended in March, an increase of 29 percent.  With limited ability to increase domestic production, India will continue to look to imports.  Coal imports are expected to reach 165 million tonnes this year, with 70 percent used to fuel the growth in power generation in coastal areas.

Shifting to other commodities, steel production was up almost 3 percent in the first calendar quarter, with most of that growth coming from China which offset the contraction in most other markets.  In addition, around 400 million tonnes of excess capacity globally is preventing steel makers from increasing prices.  In response, producers are focused on reducing input costs, which is continuing to pressure metallurgical coal prices.  It is estimated that almost 50 percent of global metallurgical coal production is unprofitable at current price levels, which should force a reduction in supply.  Iron ore is better off because of the high concentration of seaborne supply at the low end of the marginal cost curve.  China is at the other end of the cost curve and serves as a swing supplier, keeping iron ore pricing range bound between $110 and $130 per tonne.

Copper has the best fundamentals of the mined commodities.  Although new capacity is coming on line and Chile production is back after labor strikes last year, production increases will continue to be offset by supply disruptions.  Two recent outages at major mines are just another example.  Copper exchange stocks are up to their highest levels in ten years, but this includes an unusually high amount of copper moved from private stocks into exchange inventories.  Copper inventories are at more reasonable levels when considering both exchange and private inventories.  As a result, copper continues to be the preferred commodity for investment, and it continues to lead our prospect list.

In summary, mined commodities are generally in supply surplus.  Corrections on the supply side have largely been taken, and now demand must improve enough to utilize the excess capacity and move prices to incentive levels.  Until then, miners will continue to be selective in deploying capex on mine expansion projects.

Company Outlook

“Current market conditions are affecting both original equipment and aftermarket order streams,” Sutherlin continued.  “Commodity prices are being driven by the cost of production in all key markets, and this has materially reduced customer cash flow.  For example, most coal mines in the U.S. and many coal mines in Australia are operating above cash costs but below total costs.  In addition, the long term expectation for commodity prices has been lowered and it limits the number of mine expansion projects that can meet updated risk-adjusted return criteria.  This combination has significantly reduced customer capex spending.  Our analysis indicates that customer capex spend on mining equipment is down 40 to 50 percent.  This is consistent with our project bookings, and therefore the adjustment in customer capex is already reflected in recent incoming order rates.”

“We expect customers to continue to deploy capex for mining equipment on a selective basis.  They will do so to rebalance their mine portfolio by adding assets that have quick returns and which will operate low on the global cost curve.  Even if prices are not at incentive levels, miners are adding high quality assets as they close older and higher cost mines to lower the operating cost across their portfolio.  This is consistent with recent events in the U.S. coal market, and we expect this to play out at a more measured pace in global markets.”

“The prospect list of major projects that we track has declined by about 30 percent from 2012 levels, and has stabilized over the recent few quarters.  That stabilization is the result of the winding down of project re-evaluations partially offset by new projects being added.  To the extent that the new projects meet more recent return thresholds, they are highly likely to proceed.  We expect to see major projects coming to equipment selection in a frequency that is consistent with that seen over the past four to five quarters.  As such, we can expect major project bookings in most, but not all quarters.”

“Aftermarket orders improved sequentially, recovering some of the first quarter’s decline. The second quarter included improvement in the U.S. underground coal market, which was up sequentially after stabilizing last quarter.  It has taken the U.S. underground business five quarters to adjust, stabilize and start to recover.  However, the aftermarket recovery in the current quarter indicates that the correction could occur somewhat faster in the international markets.  Over the longer term, we see further aftermarket upside from increased parts and services as machines we delivered in the 2010 through 2012 timeframe move into a period of higher parts consumption and scheduled rebuilds.”

“Our total order outlook includes the addition of new mine capacity on a selective basis partially offset by continued closures of higher cost mines nearing the end of their productive lives.  Aftermarket orders should continue steadily improving to again reach their 2012 levels.  Revenues at International Mining Machinery, or IMM, have stabilized, despite the effect of Lunar New Year, and we expect continued improvement over the remainder of this year.  On balance, we expect order rates to remain in the range we have experienced for the past several quarters.  Any significant order rate improvement will come from an extended period of demand growth that eliminates commodity supply surpluses and supports price increases to incentive levels.  We do not currently see a catalyst for this.  Encouraging signs in many areas of the economy have not yet translated to the industrial sector, which is the primary source of commodity demand.”

“Our shipping rates have exceeded new order booking rates as we deplete backlog to meet promised delivery dates, but our ability to continue this is limited.  As a result, we continue to make lowering our cost base a priority, and remain on track to reach our cost reduction targets.  However, revenues will modestly decline in the second half of the year as shipments slow to converge to the current incoming order rate.  Although aftermarket order rates are recovering and should regain their prior year levels over the next several quarters, aftermarket shipping volumes compared to the first half of the year will be limited by the lower beginning backlog.  As a result, we expect revenue and profit levels in the second half of the year to be down compared to prior expectations.”

 “As a result of these factors, we do not expect to reach the upper portion of our prior revenue guidance.  We also expect earnings per share to be $0.15 lower on the new revenue range than previously guided.  As a result, we now expect our fiscal 2013 revenues to be between $4.9 and $5.0 billion, down from our previous guidance of $4.9 to $5.2 billion.  Reported earnings per fully diluted share are expected to be between $5.60 and $5.80, down from our previous guidance of $5.75 to $6.35.  Excluding restructuring charges, earnings per fully diluted share are expected to be between $5.75 and $5.95.”

Quarterly Conference Call

Management will host a quarterly conference call to discuss the Company’s second quarter results at 11:00 a.m. EDT on May 30, 2013.  Interested parties can listen to the call by dialing 888-504-7966 in the United States or 719-325-2437 outside of the United States, access code #7285398, at least 15 minutes prior to the 11:00 a.m. EDT start time of the call.  A rebroadcast of the call will be available until the close of business on June 30, 2013 by dialing 888-203-1112 or 719-457-0820, access code #7285398.

Alternatively, interested parties can listen to a live webcast of the call on the Joy Global Inc. website at http://investors.joyglobal.com/events.cfm.  To listen, please register and download audio software on the site at least 15 minutes prior to the start of the call.  A replay of the webcast will be available until the close of business on July 1, 2013.

About Joy Global Inc.

Joy Global Inc. is a worldwide leader in mining equipment and services for surface and underground mining.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “indicate,” “intend,” “may be,” “objective,” “plan,” “potential”  “predict,” “should,”  “will be,” and similar expressions are intended to identify forward-looking statements.  The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release.  In addition, certain market outlook information and other market statistical data contained herein is based on third party sources that we cannot independently verify, but that we believe to be reliable.  We undertake no obligation to update forward-looking statements to reflect new information.  We cannot assure you the projected results or events will be achieved.  Because forward-looking statements involve risks and uncertainties, they are subject to change at any time.  Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: (i) risks of international operations, including currency fluctuations, (ii) risks associated with acquisitions, (iii) risks associated with indebtedness, (iv) risks associated with the cyclical nature of our business, (v) risks associated with  the international and U.S. coal and copper commodity markets, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, and (vii) risks associated with labor markets  and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

JOY-F

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Quarter Ended		Six Months Ended
	April 26,	April 27,	April 26,	April 27,
	2013	2012	2013	2012

Net sales	$1,360,435	$1,541,060	$2,510,312	$2,677,261
Costs and expenses:
Cost of sales	909,179	1,030,689	1,682,328	1,803,465
Product development, selling and administrative expenses	172,953	182,033	330,234	353,389
Other income	(330)	(5,099)	(2,035)	(26,776)
Operating income	278,633	333,437	499,785	547,183

Interest expense, net	15,185	17,120	30,338	33,197
Income from continuing operations before income taxes	263,448	316,317	469,447	513,986

Provision for income taxes	81,669	98,365	145,529	153,515

Income from continuing operations	181,779	217,952	323,918	360,471
Income from continuing operations attributable to non-controlling interest	-	(33)	-	(142)
Income from continuing operations attributable to Joy Global Inc.	181,779	217,919	323,918	360,329

Loss from discontinued operations, net of income taxes	(223)	(4,331)	(225)	(4,389)
Net income	181,556	213,621	323,693	356,082
Net income attributable to non-controlling interest	-	(33)	-	(142)

Net income attributable to Joy Global Inc.	$181,556	$213,588	$323,693	$355,940

Basic earnings (loss) per share:
Continuing operations	$1.71	$2.06	$3.05	$3.41
Discontinued operations	-	(0.04)	-	(0.04)
Net income	$1.71	$2.02	$3.05	$3.37

Diluted earnings (loss) per share:
Continuing operations	$1.69	$2.04	$3.02	$3.37
Discontinued operations	-	(0.04)	-	(0.04)
Net income	$1.69	$2.00	$3.02	$3.33

Dividends per share	$0.175	$0.175	$0.35	$0.35

Weighted average shares outstanding:
Basic	106,426	105,951	106,334	105,678
Diluted	107,413	106,983	107,325	106,868

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(Unaudited)
(In thousands)

	April 26,	October 26,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$234,875	$263,873
Accounts receivable, net	1,249,734	1,229,083
Inventories	1,366,020	1,415,455
Other current assets	260,978	247,666
Total current assets	3,111,607	3,156,077

Property, plant and equipment, net	890,072	832,862
Other intangible assets, net	498,494	589,224
Goodwill	1,481,494	1,382,358
Deferred income taxes	51,983	67,101
Other assets	154,852	114,881
Total assets	$6,188,502	$6,142,503

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion of long term obligations	$59,872	$65,316
Trade accounts payable	434,890	452,236
Employee compensation and benefits	108,651	156,867
Advance payments and progress billings	590,743	669,792
Accrued warranties	83,691	100,646
Other accrued liabilities	292,691	322,813
Current liabilities of discontinued operations	11,581	13,147
Total current liabilities	1,582,119	1,780,817

Long-term obligations	1,309,775	1,306,625

Accrued pension costs	254,432	335,813
Other non-current liabilities	165,163	142,059

Shareholders' equity	2,877,013	2,577,189

Total liabilities and shareholders' equity	$6,188,502	$6,142,503

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)
(In thousands)

	Quarter Ended		Six Months Ended
	April 26,	April 27,	April 26,	April 27,
	2013	2012	2013	2012

Operating Activities:
Net income	$181,556	$213,621	$323,693	$356,082
Loss from discontinued operations	223	4,331	225	4,389
Depreciation and amortization	28,778	53,565	48,873	80,344
Other, net	(47,649)	(9,007)	(82,851)	(94,063)

Changes in Working Capital Items Attributed to Continuing Operations, net of acquisition:
Accounts receivable, net	(92,700)	(130,253)	7,705	(91,265)
Inventories	54,235	(750)	24,908	(167,960)
Trade accounts payable	42,478	9,992	(14,239)	(41,797)
Advance payments and progress billings	(117,969)	(57,433)	(74,157)	64,461
Other working capital items	(47,742)	26,525	(140,882)	(13,744)
Net cash provided by operating activities - continuing operations	1,210	110,591	93,275	96,447
Net cash used by operating activities - discontinued operations	(801)	(5,795)	(2,372)	(10,158)
Net cash provided by operating activities	409	104,796	90,903	86,289

Investing Activities:
Acquisition of International Mining Machinery, net of cash acquired	-	(425,688)	-	(939,449)
Withdrawal of cash held in escrow	-	260,014	-	849,700
Property, plant, and equipment acquired	(32,413)	(64,657)	(87,001)	(114,092)
Other - net	(729)	1,398	2,117	1,549
Net cash used by investing activities	(33,142)	(228,933)	(84,884)	(202,292)

Financing Activities:
Share-based payment awards	2,394	11,025	6,928	30,501
Dividends paid	(18,588)	(18,512)	(37,130)	(36,909)
Financing fees	-	8	-	(1,620)
Debt borrowings (repayments)	14,418	240,286	(2,784)	229,715
Net cash provided (used) by financing activities	(1,776)	232,807	(32,986)	221,687

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(511)	(939)	(2,031)	(3,028)

Increase (Decrease) in Cash and Cash Equivalents	(35,020)	107,731	(28,998)	102,656

Cash and Cash Equivalents at the Beginning of Period	269,895	283,246	263,873	288,321

Cash and Cash Equivalents at the End of Period	$234,875	$390,977	$234,875	$390,977

Supplemental cash flow information:
Interest paid	$16,045	$16,985	$32,231	$33,732
Income taxes paid	114,653	58,666	170,693	78,566

Depreciation and amortization by segment:
Underground Mining Machinery	$16,221	$36,240	$22,763	$46,215
Surface Mining Equipment	11,837	16,641	24,679	33,398
Corporate	720	684	1,431	731
Total depreciation and amortization	$28,778	$53,565	$48,873	$80,344

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	April 26,	April 27,
	2013	2012	Change

Net Sales By Segment:
Underground Mining Machinery	$681,914	$886,552	$(204,638)	-23.1%
Surface Mining Equipment	712,796	692,345	20,451	3.0%
Eliminations	(34,275)	(37,837)	3,562
Total Sales By Segment	$1,360,435	$1,541,060	$(180,625)	-11.7%

Net Sales By Product Stream:
Aftermarket Revenues	$716,158	$776,785	$(60,627)	-7.8%
Original Equipment Revenues	644,277	764,275	(119,998)	-15.7%
Total Sales By Product Stream	$1,360,435	$1,541,060	$(180,625)	-11.7%

Net Sales By Geography:
United States	$585,863	$588,419	$(2,556)	-0.4%
Rest of World	774,572	952,641	(178,069)	-18.7%
Total Sales By Geography	$1,360,435	$1,541,060	$(180,625)	-11.7%

Operating Income By Segment:			% of Net Sales
Underground Mining Machinery	$137,222	$201,920	20.1%	22.8%
Surface Mining Equipment	165,643	155,619	23.2%	22.5%
Corporate	(16,647)	(15,709)
Eliminations	(7,585)	(8,393)
Total Operating Income	$278,633	$333,437	20.5%	21.6%

	Six Months Ended
	April 26,	April 27,
	2013	2012	Change

Net Sales By Segment:
Underground Mining Machinery	$1,272,024	$1,525,855	$(253,831)	-16.6%
Surface Mining Equipment	1,318,279	1,224,651	93,628	7.6%
Eliminations	(79,991)	(73,245)	(6,746)
Total Sales By Segment	$2,510,312	$2,677,261	$(166,949)	-6.2%

Net Sales By Product Stream:
Aftermarket Revenues	$1,342,041	$1,406,197	$(64,156)	-4.6%
Original Equipment Revenues	1,168,271	1,271,064	(102,793)	-8.1%
Total Sales By Product Stream	$2,510,312	$2,677,261	$(166,949)	-6.2%

Net Sales By Geography:
United States	$1,013,255	$1,074,645	$(61,390)	-5.7%
Rest of World	1,497,057	1,602,616	(105,559)	-6.6%
Total Sales By Geography	$2,510,312	$2,677,261	$(166,949)	-6.2%

Operating Income By Segment:			% of Net Sales
Underground Mining Machinery	$249,105	$333,428	19.6%	21.9%
Surface Mining Equipment	301,323	252,829	22.9%	20.6%
Corporate	(29,479)	(22,568)
Eliminations	(21,164)	(16,506)
Total Operating Income	$499,785	$547,183	19.9%	20.4%

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	April 26,	April 27,
	2013	2012	Change
Bookings By Segment:
Underground Mining Machinery	$711,660	$662,255	$49,405	7.5%
Surface Mining Equipment	446,873	619,980	(173,107)	-27.9%
Eliminations	(29,729)	(50,865)	21,136
Total Bookings By Segment	$1,128,804	$1,231,370	$(102,566)	-8.3%

Bookings By Product Stream:
Aftermarket Bookings	$647,981	$758,429	$(110,448)	-14.6%
Original Equipment Bookings	480,823	472,941	7,882	1.7%
Total Bookings By Product Stream	$1,128,804	$1,231,370	$(102,566)	-8.3%

	Six Months Ended
	April 26,	April 27,
	2013	2012	Change
Bookings By Segment:
Underground Mining Machinery	$1,310,427	$1,484,324	$(173,897)	-11.7%
Surface Mining Equipment	949,825	1,291,118	(341,293)	-26.4%
Eliminations	(106,756)	(110,151)	3,395
Total Bookings By Segment	$2,153,496	$2,665,291	$(511,795)	-19.2%

Bookings By Product Stream:
Aftermarket Bookings	$1,236,525	$1,511,049	$(274,524)	-18.2%
Original Equipment Bookings	916,971	1,154,242	(237,271)	-20.6%
Total Bookings By Product Stream	$2,153,496	$2,665,291	$(511,795)	-19.2%

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Amounts as of:
	April 26,	January 25,	October 26,	July 27,
	2013	2013	2012	2012
Backlog By Segment:
Underground Mining Machinery	$1,379,500	$1,349,754	$1,341,097	$1,490,593
Surface Mining Equipment	901,368	1,167,291	1,333,098	1,492,961
Eliminations	(73,133)	(77,679)	(109,644)	(145,854)
Total Backlog By Segment	$2,207,735	$2,439,366	$2,564,551	$2,837,700

Backlog By Product Stream:
Aftermarket Backlog	$660,499	$728,676	$766,014	$840,139
Original Equipment Backlog	1,547,236	1,710,690	1,798,537	1,997,561
Total Backlog By Product Stream	$2,207,735	$2,439,366	$2,564,551	$2,837,700

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC